Exhibit 10.1

HALCÓN RESOURCES CORPORATION

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

(Adopted March 2, 2012)

Annual Fees:

Each non-employee Director of the Company shall be paid compensation in the form of Directors’ fees1 in an annual amount of $50,000, with such fees to be paid to the non-employee Directors on a quarterly basis in the amount of $12,500 per quarter and pro-rated for partial year terms.

In addition, commencing March 2, 2012 the member of and the Chairman of each of the Audit, Compensation, Reserves, Nominating and Corporate Governance, and Conflicts Committee shall be paid an additional annual retainer, with such retainer to be paid on a quarterly basis and pro-rated for partial year terms, as follows:

Committee	Committee Chairperson Annual Retainer	Committee Member (excluding Chairperson) Annual Retainer
Audit	$20,000	$7,500
Compensation	$10,000	$5,000
Reserves	$10,000	$5,000
Nominating & Corporate Governance	$10,000	$5,000
Conflicts[2]

The Lead Director shall be paid an annual retainer of $10,000, with such retainer to be paid on a quarterly basis and pro-rated for partial year terms.

[1]

Any cash compensation to be received by a non-employee Director may, at such non-employee Director’s written election, be paid in Halcón Resources Corporation common stock based on the closing market price of the stock on the last trading day of the calendar quarter during which such non-employee Director is entitled to receive the cash compensation. A non-employee Director’s written election to be paid any or all of his director’s fees in Company stock rather than in cash must be delivered to the Company prior to the beginning of the quarter in which he desires to be paid in Company stock and such election shall be irrevocable during that quarter.

[2]	Committee members shall be paid $1,000 per committee meeting held and attended.